Exhibit 5.1

September 30, 2016

AdvanSix Inc.

Ladies and Gentlemen:

We have acted as counsel for AdvanSix Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s 3,350,000 shares (the “Shares”) of common stock, par value $0.01 per share, issuable pursuant to the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates (the “Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Certificate of Incorporation of the Company in effect on the date hereof; (b) the By-laws of the Company in effect on the date hereof; (c) the Amended and Restated Certificate of Incorporation of the Company adopted by the board of directors of the Company (the “Board”) on September 29, 2016 and effective at 11:59 p.m. on October 1, 2016; (d) the Amended and Restated By-laws of the Company adopted by the Board on September 29, 2016 and effective at 11:59 p.m. on October 1, 2016; (e) certain resolutions adopted by the Board; (f) the Plan and (g) such other documents, corporate records, certificates and other instruments as we have deemed necessary for the expression of the opinions contained herein.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents.  We have relied, with respect to certain factual matters, on representations of the Company and documents furnished to us by the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of opinion as follows:

1.    The Shares when, and if, issued pursuant to the terms of the Plan will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.  The reference and limitation to the General Corporation Law of the State of Delaware includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/Cravath, Swaine & Moore LLP

AdvanSix Inc.
115 Tabor Road
Morris Plains, NJ 07950

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